Exhibit 10.6

Purple Innovation, Inc.

2017 EQUITY INCENTIVE PLAN

Amended and Restated Option Grant Agreement

(Reissued Excess Subject to Approval)

Subject to shareholder approval of proposed amendments to Section 5(f) of the Company’s 2017 Equity Incentive Plan (the “Plan”), this Amended and Restated Option Grant Agreement evidences the grant of a Nonqualified Stock Option (the “Grant”) to the individual whose name appears below (the “Participant”), covering the specific number of shares of stock set forth below, on the terms and conditions contained in this Amended and Restated Option Grant Agreement, the Company’s Plan, and 2019 Long-Term Equity Incentive Plan (the “LTIP”), copies of which have been provided to Participant. Any capitalized term used but not defined in this Agreement shall have the meaning given to the term in the Plan or LTIP as they currently exist or may hereafter be amended.

1.	Name of Participant: Robert T. DeMartini

2.	Grant. The option to purchase 295,000 shares of Class A Common Stock of Purple Innovation, Inc. (the “Company”). The grant date is June 2, 2022 (the “Grant Date”); provided that the entitlement to exercise the Nonqualified Stock Option awarded hereby (to the extent vested as provided herein) shall not be in legal effect until the effective date of shareholder approval of proposed amendments to Section 5(f) of the Plan (the “Shareholder Approval Condition”).

3.	Exercise Price per Share. The exercise price of the Grant shall be the greater of (i) $6.82 or (ii) the trailing thirty (30) day volume weighted average price of the Company’s Common Shares determined as of the Grant Date.

4.	Vesting and Exercisability: The Grant shall be subject to vesting of 128,333 shares on March 25, 2024 and the balance of 166,667 shares on March 25, 2025 (the “Vesting Period”); provided that any such vesting shall not be deemed to occur in each case until the satisfaction of the Shareholder Approval Condition. Vesting during the Vesting Period is subject to the Participant continuing to be employed by the Company.

5.	Change in Control: Notwithstanding the foregoing, upon a Change in Control, as defined by the parties Amended and Restated Employment Agreement, the options issued under the Grant that are then outstanding shall vest as provided in the Plan.

6.	Clawback: The Grant is subject to any Company clawback policy as may be adopted or amended from time to time.
7.

Exercise: With respect to the Grant, the Exercise Price shall be payable, at the Participant’s election (A) in cash; (B) if there is a public market for the Common Shares at the time of exercise, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which such option was exercised that number of Common Shares having a Fair Market Value equal to the aggregate Exercise Price for the Common Shares for which such option was exercised. Any fractional Common Shares shall be settled in cash.

8.	Expiration/Termination of Option: This option shall have a term of five years. For the avoidance of doubt, to the extent not expired, terminated or cancelled earlier in accordance with the terms of Plan, the Grant shall expire on March 25, 2027. The provisions of Section 7 of the Plan regarding death, Disability, Retirement and termination of employment (with and without Cause) shall apply.

The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect. The text and all of the terms and provisions of the Plan are incorporated herein by reference, and this option is subject to these terms and provisions in all respects. At any time when the Participant wishes to exercise this option, in whole or in part, the Participant shall submit to the Company a written notice of exercise, specifying the exercise date and the number of Common Shares to be exercised. Upon exercise, the Participant shall remit to the Company the exercise price in cash or in such other form as permitted under the Plan, plus an amount sufficient to satisfy the required withholding tax obligation of the Company, if any, that arises in connection with such exercise.

PURPLE INNOVATION, INC.

By:	/s/ Casey McGarvey	03/15/2023
	Casey McGarvey	Dated
Corporate Secretary

Agreed to and Accepted by:

By:	/s/ Robert T. DeMartini	03/15/2023
	Robert T. DeMartini	Dated